Exhibit 10.4

Malibu Boats Holdings, LLC

June 26, 2014

Ritchie Anderson

Malibu Boats Holdings, LLC

5075 Kimberly Way

Loudon, Tennessee 37774

Re:	Amendment of Vesting Schedule for LLC Units

Dear Ritchie:

On October 4, 2011, Malibu Boats Holdings, LLC (the “LLC”) awarded you a total of 215,150 Class M Units of the Company, which were converted into 83,515 Units of the Company in connection with the initial public offering (the “IPO”) of shares of Class A Common Stock of Malibu Boats, Inc. (“Malibu Boats”). Of these 83,515 Units, 41,757 Units (the “Unvested 2011 Units”) currently remain unvested units that are subject to the vesting conditions specified in the Class M Membership Unit Agreement evidencing your original award dated October 4, 2011 (as amended, the “2011 Award Agreement”).

Similarly, on November 1, 2013, the LLC awarded you a total of 427,750.00 Class M Units of the Company, which were converted into 76,601 Units of the Company in connection with the IPO. All of these 76,601 Units (the “Unvested 2013 Units”) currently remain unvested units that are subject to the vesting conditions specified in the Class M Membership Unit Agreement evidencing your original award dated November 1, 2013 (as amended, the “2013 Award Agreement”).

The LLC is pleased to inform you that Malibu Boats, in its capacity as the Managing Member of the LLC, has approved amendments to the vesting conditions applicable to the Unvested 2011 Units and Unvested 2013 Units. Malibu Boats has approved the following amendments to the vesting terms of your Unvested 2011 Units and Unvested 2013 Units:

Unvested 2011 Units

20,879 of your Unvested 2011 Units are currently scheduled to vest on July 1, 2014. Subject to your continued employment through the vesting date, these 20,879 Unvested 2011 Units will now vest on the earlier of (1) July 1, 2014 and (2) the day that is immediately prior to Malibu Boats’ completion of a follow-on offering of shares of Malibu Boats’ Class A Common Stock (the “Follow-On Offering”).

Unvested 2013 Units

Your 76,601 Unvested 2013 Units are currently scheduled to vest in three substantially equal annual installments on September 30, 2014, September 30, 2015 and September 30, 2016. Subject to your continued employment through the vesting date, the 25,534 Unvested 2013 Units scheduled to vest on September 30, 2014 will now vest as follows (1) 20,300 Units will vest on the earlier of (a) July 1, 2014 and (2) the day that is immediately prior to the Follow-On Offering, while (2) the remaining 5,234 Units will vest on September 30, 2014. There is no change to the vesting schedule for the tranches of Unvested 2013 Units scheduled to vest on September 30, 2015 and September 30, 2016.

Your 2011 Award Agreement and 2013 Award Agreement are hereby amended to reflect the foregoing changes to the vesting terms of your Unvested 2011 Units and Unvested 2013 Units. Except as specifically amended by this letter, your Unvested 2011 Units and Unvested 2013 Units remain subject to all of the terms and conditions of your 2011 Award Agreement and 2013 Award Agreement, as applicable, and the terms of the LLC’s Amended and Restated Limited Liability Company Agreement.

Please sign and return a copy of this letter to the LLC to indicate your agreement with its terms.

Very truly yours,

/s/ Wayne Wilson
Wayne Wilson
Chief Financial Officer

Acknowledged and Agreed:

By:	/s/ Ritchie L. Anderson
Ritchie L. Anderson